Exhibit 99.2

March 26, 2010

Dehaier Medical Systems Limited.

1223 Epoch Center

No. 31 Zi Zhu Yuan Road

Haidian District, Beijing 100089

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC.

We have acted as PRC counsel for Dehaier Medical Systems Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with (i) the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filled with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of common shares (“Shares”), and (ii) the Company’s proposed listing of the Shares on the NASDAQ Capital Market.

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have further assumed the accuracy and completeness of all factual statements in the documents.

As used herein, (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available (other than the laws of the Honk Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (b) “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region); (c) “Governmental Approvals” means all approvals, consents, waivers, sanctions, authorizations, declarations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, licenses, certificates and permits required by Governmental Agencies; (d) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006, and as amended on June 22, 2009. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

Based on our understanding of current Chinese laws, regulations and rules, including the New M&A Rule and the CSRC procedures announced on September 21, 2006:

•	The Company completed its restructuring before September 8, 2006, the effective date of the New M&A Rule, therefore it was not and is not necessary for the Company to apply to the CSRC for approval;

•

In spite of the lack of clarity on this issue, the CSRC currently has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this Prospectus are subject to the New M&A Rule; and

•	The listing and trading of the Company’s common shares on the NASDAQ Capital Market does not require CSRC approval.

•	However, we cannot exclude the possibility that the CSRC may release new rules or explanations in the future, which may require the Company to apply to the CSRC for approval.

This opinion relates to the PRC Laws in effect on the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Beijing Kang Da Law Firm

Beijing Kang Da Law Firm